ADVISOR AGREEMENT

This Advisor Agreement (the “Agreement”) is entered into between Root, Inc. (“Company”) and the advisor named on the signature page hereto (“Advisor”) as of July 3, 2021 (“Effective Date”). Company and Advisor agree as follows:
1.Services. Advisor agrees to consult with and advise Company from time to time, at Company’s request, with respect to mutually agreed matters and projects, including but not limited to the following (the “Services”):
a.    Engineering and product development;
b.    Key organizational and management issues; and
c.    Other business matters as determined by Company management.
2.Consideration. Advisor’s service to the Company as an employee will end as of the day prior to the Effective Date of this Agreement and will be considered a resignation without Good Reason pursuant to Advisor’s Employment Agreement dated February 24, 2021 (the “Employment Agreement”). As of the Effective Date of this Agreement, Advisor and Caret Holdings, Inc.’s Protective Covenants Agreement is also of no force or effect and is hereby terminated. As the only consideration due Advisor for Services hereunder, Advisor will be paid a monthly fee of $10,000.00. Advisor will no longer receive benefits or any other remuneration. Advisor’s services pursuant to this Agreement will not be considered “Continuous Service” for purposes of the Company’s 2020 Equity Incentive Plan; provided, however, that this Agreement will not otherwise affect Advisor’s rights under the Company’s 2020 Equity Incentive Plan or 2015 Equity Incentive Plan. For avoidance of doubt, Advisor’s equity awards that are unvested as of the Effective Date of this Agreement will be forfeited and Advisor’s unvested shares of restricted stock acquired pursuant to a Stock Option Exercise Agreement are subject to repurchase pursuant to the terms thereof. Advisor will be entitled to reimbursement for reasonable, documented expenses for which Advisor receives prior approval from the Company.
3.Ownership. Company owns, and Advisor hereby assigns to Company, all intellectual property and related rights throughout the world that arise in whole or part out of, or in connection with, the Services.
4.Proprietary Information. The terms of the Proprietary Information and Inventions Agreement previously executed by Advisor shall continue in full force and effect during the term of this Agreement.
5.Solicitation; Competition. The terms and conditions set forth in Paragraph 11 of the Employment Agreement shall continue in full force and effect during the term of this Agreement.
6.Termination. Either party may terminate this Agreement at any time with or without cause by sending written notice to the other party (with such termination being effective when the writing is sent) provided that the provisions of Sections 3, 4, 5, 6, 7, 8, 9 and 10 shall survive any such termination. In the event of a termination, Advisor shall be entitled to payment of pre-approved expenses paid or incurred prior to the effective date of the termination, within 10 business days, upon satisfactory receipt by the Company of appropriate documentary proof of such expenditures.
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7.Relationship of the Parties. Notwithstanding any provision hereof, for all purposes of this Agreement, each party will be and act as an independent contractor and not as a partner, joint venturer, agent or employee of the other and will not bind nor attempt to bind the other to any contract. Advisor will determine, in Advisor’s sole discretion, the manner and means by which the Services are accomplished, subject to the requirement that he at all times complies with applicable law. Advisor will not be eligible to participate in any of Company’s employee benefit plans, fringe benefit programs, group insurance arrangements or similar programs.
8.No Conflicts; Compliance with Policies and Guidelines of other Institutions. Advisor represents and warrants that neither this Agreement nor the performance thereof will conflict with or violate any obligation of Advisor or right of any third party. If Advisor is affiliated or in the future becomes affiliated with different entities or institutions in the future (each, an “Institution”) and must fulfill certain obligations to any such Institution pursuant to each Institution’s guidelines or policies (“Institution Policies”) within the restricted period as defined in Paragraph 11 of the Employment Agreement, then Advisor will provide the Company with a list of any such Institution(s) and hereby represents and warrants to the Company that Advisor has complied and will continue to comply with any such Institution Policies. If Advisor is required to disclose any inventions to an Institution pursuant to applicable Institution Policies, Advisor will notify the Company in writing a reasonable amount of time in advance of any such disclosure, specifying the nature of such disclosure.
9.Arbitration. Any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement shall be governed by the Arbitration provision in Paragraph 12 of the Employment Agreement.
10.Miscellaneous. This Agreement and the Services performed hereunder are personal to Advisor and Advisor will not have the right or ability to assign, transfer or subcontract any obligations under this Agreement without the written consent of Company. Any attempt to do so will be void. Company will be free to transfer any of its rights under this Agreement to a third party. Any breach of Sections 3, 4 or 5 will cause irreparable harm to Company for which damages would not be an adequate remedy, and therefore, Company will be entitled to injunctive relief with respect thereto in addition to any other remedies. Except as set forth herein with respect to the incorporation of certain terms of prior agreements entered into between the parties, this is the entire agreement between the parties with respect to the subject matter hereof and no changes or modifications or waivers to this Agreement will be effective unless in writing and signed by both parties. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. Federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes. In the event that any provision of this Agreement is determined to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement will otherwise remain in full force and effect and enforceable. Any notice will be given in writing by first class mail, fax or electronic mail and addressed to the party to be notified at the address below, or at such other address, fax number or e-mail address as the party may designate by 10 days’ advance written notice to the other party.
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The undersigned have executed this Advisor Agreement as of the Effective Date.

COMPANY:

Root, Inc.

By:	/s/ Alexander Timm

	Name:	Alexander Timm
	Title:	Chief Executive Officer

Address:		80 East Rich Street
Columbus OH 43215

ADVISOR:

/s/ Daniel Manges
(Signature)

Daniel Manges
Name (Please Print)

On File with Company
Email

Address:	On File with Company